EXHIBIT 3.1

AMENDMENT NO. 1
TO
BY-LAWS
OF
CINEDIGM DIGITAL CINEMA CORP.

Amendment No. 1 to the by-laws (the “By-laws”) of Cinedigm Digital Cinema Corp., a Delaware corporation (the “Corporation”).

Pursuant to the Unanimous Written Consent of the Board of Directors of the Corporation (the “Board of Directors”), dated December 23, 2010, Section 2.2 of the By-laws is hereby amended as follows:

1.           The first sentence of Section 2.2 shall be revised and amended to read as follows:

“The Board of Directors shall consist of not less than two (2) nor more than eleven (11) members as fixed from time to time by the Board of Directors.”

2.           This Amendment shall be effective as of January 3, 2011.

3.           In all respects not amended, the By-laws are hereby ratified and confirmed and remain in full force and effect.

CINEDIGM DIGITAL CINEMA CORP.

By:	/s/ Gary S. Loffredo
Name: Gary S. Loffredo
Title: SVP